QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 24

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes Kit M. Cole or Mark Garwood, and either of them as attorney-in-fact to sign in his or her behalf, individually and in each capacity stated below, and to file this Annual Report on Form 10-KSB of San Rafael Bancorp and all amendments and/or supplements to this Annual Report on Form 10-KSB.

Signature	Title	Date

/s/ KIT M. COLE Kit M. Cole	Chief Executive Officer, Chairman of the Board, and Director (Principal Executive Officer)	March 29, 2004
/s/ CAROLYN HORAN Carolyn Horan	Director	March 29, 2004
/s/ RICHARD E. SMITH Richard E. Smith	Director	March 29, 2004
/s/ W. JEFFERY TAPPAN W. Jeffery Tappan	Director	March 29, 2004
/s/ MICHAEL MOULTON Michael Moulton	Chief Financial Officer (Principal Financial Officer)	March 29, 2004

QuickLinks

POWER OF ATTORNEY